As filed with the Securities and Exchange Commission on July 15, 2026

Registration Nos. 333-287167

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-287167

UNDER

THE SECURITIES ACT OF 1933

Whitestone REIT

(AREG Wizard Intermediate LP as successor by merger to Whitestone REIT)

(Exact name of registrant as specified in its charter)

Maryland	76-0594970
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

c/o Ares Real Estate Management Holdings, LLC

245 Park Avenue, 40th Floor

New York, NY 10167

(Address of Principal Executive Offices) (Zip Code)

Andrew Holm

245 Park Avenue, 40th Floor

New York, NY 10167

(Name and address of agent for service)

(212) 750-7300

(Telephone number, including area code, of agent for service)

Copies to:

Philippa Bond, P.C.

Van Whiting

2049 Century Park East, 37th Floor

Los Angeles, California 90067

(310) 552-4200

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Whitestone REIT (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”):

1.

Registration Statement on Form S-3 (No. 333-287167) filed with the SEC on May 9, 2025, which registered up to $750,000,000 of common shares, preferred shares, depositary shares and subscription rights of the Company.

On July 14, 2026, pursuant to its previously announced Agreement and Plan of Merger, dated as of April 8, 2026 (as may be amended from time to time, the “Merger Agreement”), by and among the Company, Whitestone REIT Operating Partnership, L.P. (the “Operating Partnership”), AREG Wizard Parent LP (“Parent”), AREG Wizard Intermediate LP (“Merger Sub”), and AREG Wizard Operating Partnership LP (“Merger OP”), (i) the Company was merged with and into Merger Sub (the “Company Merger”) with Merger Sub surviving as a wholly owned subsidiary of Parent, and (ii) immediately preceding the Company Merger, Merger OP was merged with and into the Operating Partnership (the “Partnership Merger,” and together with the Company Merger, the “Mergers”).

As a result of the Mergers, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company terminates the effectiveness of the Registration Statement and, in accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold at the termination of the offerings, the Company removes from registration all securities that were registered but unsold or otherwise unissued under the Registration Statement as of the date set forth above.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 15, 2026.

AREG Wizard Intermediate LP (as successor by merger to Whitestone REIT) By: AREG Wizard Intermediate GP LLC, its general partner

By:	/s/ Andrew Holm
Name:	Andrew Holm
Title:	Authorized Signatory

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.